EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Korn/Ferry International Performance Award Plan of our reports dated June 26, 2007, with respect to the consolidated financial statements of Korn/Ferry International (the Company) included in its Annual Report (Form 10-K) for the year ended April 30, 2007, the Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of the Company, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

September 25, 2007